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11301 Nall Avenue Leawood, Kansas 66211 www.goldbank.com
For more information, Contact: Rick Tremblay, CFO (913) 451-8050 RickTremblay@goldbanc.com

FOR IMMEDIATE RELEASE

GOLD BANK TO SELL FOUR REGIONAL KANSAS BRANCHES

LEAWOOD, Kansas (January 2, 2002)  Gold Bank (NASDAQ: GLDB) announced today the completion of purchase and assumption agreements for the sale of four Gold Bank Kansas branch locations. Gold Bank has reached an agreement whereby The Bank of Oberlin, Kan. will purchase the Colby, Kan., Oberlin, Kan., and Norcatur, Kan. Gold Bank branches; and whereby Stockgrowers State Bank of Maple Hill, Kan. will purchase the Alma, Kan. Gold Bank branch. The purchases are expected to be finalized pending regulatory approval.

"We are confident that the new ownership for these branches will continue to provide Gold Bank customers the high level of personal service they have come to depend on," said Michael W. Gullion, chairman and chief executive officer of Gold Banc Corp. and president of Gold Bank, Kansas. "R. L. Gaskill, chairman of The Bank of Oberlin and Max Fuller, president of Stockgrowers State Bank both share our relationship-oriented style of doing business. We look forward to working with both banking groups to make a seamless transition for our customers."

The combined deposits of the Colby, Oberlin and Norcatur Gold Bank branches are approximately $54 million, with total loans of approximately $34 million. Deposits for the Alma Gold Bank branch are approximately $22 million, with total loans of approximately $10 million.

R. L. Gaskill, chairman of The Bank of Oberlin, and Sumner Schlenk, president of The Bank of Oberlin, commented, "We look forward to providing depositors and borrowers with the services they want us to provide. The Bank of Oberlin was recognized in 1996 as the best all around agricultural lender in the nation, and we continue our commitment to serving rural communities."

"Gold Bank and Stockgrowers State Bank share a strong commitment to serving our communities and we're pleased to be able to grow our franchise with this established location," said Max Fuller, president of Stockgrowers State Bank of Maple Hill.

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"The sale of these branch locations at this time supports the long term strategic goals established by our company," said Gullion. "The capital raised from the sale of these branches will be reinvested in focused growth areas within the company."

Gold Bank, Kansas is an affiliate of Gold Banc, a $2.9 billion financial services company headquartered in Leawood, Kansas. Gold Banc provides business banking, wealth management and personal banking services in Kansas, Missouri, Oklahoma and Florida through 57 banking locations. Gold Banc is traded on the NASDAQ under the symbol GLDB.

This release contains forward-looking statements as described by the Private Securities Litigation Reform Act of 1995. These forward-looking statements pertain to present or future trends affecting the banking industry and the operations, policies markets and practices of Gold Banc. Actual results could differ materially from those projected, and Gold Banc has no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

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